As Filed Pursuant to Rule 424(b)(5)

Registration No. 333-279123

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 21, 2024 and the Prospectus Supplements dated May 21, 2024, April 18, 2025, June 2, 2025, and October 29, 2025)

Up to $100,000,000

Common Stock

This prospectus supplement (this “Prospectus Supplement”) amends and supplements certain information in the prospectus, dated May 21, 2024, filed with the Securities and Exchange Commission (the “SEC”) as part of our registration statement on Form S-3 (333-279123), as supplemented by our prospectus supplement, dated May 21, 2024, as further supplemented by the prospectus supplements dated April 18, 2025, June 2, 2025, and October 29, 2025 (collectively with this Prospectus Supplement, the “ATM Prospectus”), relating to the offer and sale of shares of our common stock, par value $0.01 per share (“Common Stock”), from time to time pursuant to the terms of the certain ATM Sales Agreement, dated May 3, 2024 (the “Agreement”), we entered into with H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent. During the twelve calendar months prior to, and including, the date hereof, we have sold an aggregate of 1,203,544 shares of our Common Stock, as adjusted to reflect the one-for-fifteen reverse stock split effected on September 29, 2025, for aggregate gross proceeds of approximately $12.7 million through Wainwright under the Agreement. This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus, and any future amendments or supplements thereto.

As of May 15, 2026, the aggregate market value of our outstanding common stock held by non-affiliates (“public float”) was approximately $90.0 million based on 10,282,258 shares of outstanding common stock held by non-affiliates as of such date, at a price of $8.75 per share on April 22, 2026, which was the highest closing sale price of our common stock on The Nasdaq Capital Market within 60 days of the filing date of this Prospectus Supplement. Since our entry into the Sales Agreement, we have offered and sold 1,334,907 shares of common stock for approximately $17.0 million pursuant to the Sales Agreement.

We are filing this Prospectus Supplement to amend the ATM Prospectus to update our public float and indicate that, since our public float is above $75.0 million, we are no longer subject to the sales limitations of General Instruction I.B.6 of Form S-3. As of the date of this Prospectus Supplement, we are increasing the aggregate amount of common stock that we are offering pursuant to the Sales Agreement, such that we are offering up to an aggregate of $100.0 million of our common stock for sale under the Sales Agreement, including the shares of common stock previously sold.

On May 14, 2026, the Company held Aethir tokens (“ATH”), inclusive of unlocked tokens and rights to receive tokens in the future, totaling approximately 6.209 billion ATH, with a market value of approximately $42.1 million, based on a price of $0.0068 per ATH, the price reported on the OKX exchange as of 4:00 p.m. ET on such date.

Our Common Stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AGPU.” On May 14, 2026, the last reported sale price of our Common Stock on Nasdaq was $5.60 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE S-9 OF THE ATM PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the ATM Prospectus and accompanying prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this Prospectus Supplement is May 15, 2026.